UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    November 20, 2001

                        WELLPOINT HEALTH NETWORKS INC.
            (Exact name of registrant as specified in its charter)


       Delaware                         001-13083                95-4635504
(State or other jurisdiction of     (Commission File            (IRS Employer
 incorporation or organization)         Number)          Identification Number)


1 WellPoint Way
Thousand Oaks, California                                          91362
(Address of principal executive offices)                         (Zip Code)


                                (818) 234-4000
             (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

         On November 20, 2001, WellPoint Health Networks Inc. (the "Company") entered into a definitive agreement to acquire CareFirst, Inc. ("CareFirst"). CareFirst is a not-for-profit health care company which, along with its affiliates and subsidiaries, offers a comprehensive portfolio of health insurance products, direct health care and administrative services to more than three million people in Maryland, Delaware, the District of Columbia and Northern Virginia. CareFirst operates through three wholly owned affiliates:
CareFirst of Maryland, Inc., Group Hospitalization and Medical Services, Inc., doing business under the name CareFirst BlueCross BlueShield, and Blue Cross Blue Shield of Delaware.

         CareFirst's total revenues were approximately $3.6 billion and $3.0 billion during the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. CareFirst's operating income was approximately $95.7 million and $90 million during the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. For these periods, CareFirst's net income was approximately $63.8 million and $72.7 million, respectively.

         The CareFirst portfolio of products ranges from traditional fee-for-service health care insurance to fully managed care. CareFirst administers the largest Federal Employees Health Plan in the nation. CareFirst affiliate companies also offer third-party administrative services and claims processing for self-insured groups.

         Under the terms of the acquisition agreement, a wholly owned subsidiary of the Company will merge with and into CareFirst. As a result of the merger, the outstanding shares of common stock of CareFirst will be converted into the right to receive an aggregate purchase price of $1.3 billion.

         The Company will pay at least $450 million of the purchase price in cash and the balance in shares of the Company's common stock based on its average closing price in the 20 trading day period ending the fifth trading day prior to the closing of the CareFirst acquisition. In the event that the average closing price is below $70, the Company may issue a five-year subordinated note in lieu of a portion of the purchase price to be paid in its common stock. The subordinated note will rank pari passu with the Company's Zero Coupon Convertible Subordinated Debentures due 2019.

         Before the CareFirst acquisition is completed, CareFirst and its subsidiaries will convert from their current status as not-for-profit corporations into for-profit, stock corporations. As part of this conversion, CareFirst will issue 100% of its outstanding common stock to charitable foundations established according to applicable law.

         The conversion will require the approval of insurance regulators in each of the areas where CareFirst and its affiliates are domiciled -- Maryland, Delaware and the District of Columbia. In addition, Group Hospitalization and Medical Services, Inc., CareFirst's operating affiliate in the District of Columbia, must have its federal charter amended or repealed by the United States Congress (subject to presidential approval) and obtain approval from the Washington, D.C. corporation counsel. The acquisition of CareFirst will also be subject to regulatory approval in the States of Maryland and Delaware and in the District of

Columbia, and to antitrust clearance by the U.S. Department of Justice and the Federal Trade Commission.

         The transaction is subject to the receipt of a private letter ruling from the IRS that the conversion of CareFirst will constitute a tax-free reorganization and that gain or loss recognized by the holders of CareFirst stock in the merger will not be subject to unrelated business income tax. The conversion and regulatory approval process is currently expected to take 18 to 24 months.

         On the closing date, one non-employee member of the existing Board of Directors of CareFirst will be appointed to the Company's Board of Directors. The chief executive officer of CareFirst will be named the president of the Company's southeast business region. Other senior executives of CareFirst will be assigned significant responsibilities with respect to the business of the Company in that region.

         A copy of the Agreement and Plan of Merger dated as of November 20, 2001 by and among the Company, CareFirst and Congress Acquisition Corp. is being filed as an exhibit to this Current Report on Form 8-K and the description of the terms thereof contained above is qualified in its entirety by reference to such exhibit.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    (a) - (b)     Not applicable

    (c)      Exhibits

Exhibit No.                Exhibit
----------                 -------

      99.1 Agreement and Plan of Merger dated as of November 20, 2001, by and among WellPoint Health Networks Inc., CareFirst, Inc. and Congress Acquisition Corp.




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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                WELLPOINT HEALTH NETWORKS INC.


December 7, 2001                              By:/s/ Robert A. Kelly
                                                   ---------------------------
(Date)                                             Robert A. Kelly
                                                   Assistant Secretary




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Exhibit Number       Description of Exhibit                Method of Filing
                     Agreement and Plan of Merger dated    Filed electronically
99.1                 as of November 20, 2001, by and       herewith.
                     among WellPoint Health Networks
                     Inc., CareFirst, Inc. and Congress
                     Acquisition Corp.